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April 14,1997

Mr. Hilton H. Schlosberg
Vice Chairman
Hansen Beverage Company
2401 East Katella Avenue
Suite 650
Anaheim, CA 92806

         Re: Packaging Agreement between Hansen Beverage Company and U.S. Continental Packaging, Inc.

Dear Mr. Schlosberg:

         U.S. Continental Packaging, Inc., a California corporation ("USCP"), is pleased to provide packaging, bundle wrapping and distribution services for Hansen Beverage Company ("Hansen") beverage products pursuant to the terms and conditions set forth herein.

1.       Primary Engagement

         a. Hansen hereby engages USCP as its primary distribution center for Hansen beverage products for truck delivery other than for products shipped directly from Hansen Co-packers in the
                  "Territory" as described on Schedule "1" hereto (the "Territory"). As such, USCP shall have responsibility for loading trucks with Hansen beverage products scheduled for delivery. USCP shall manage inventory at the distribution center and assemble and load it, as appropriate, for truck delivery in accordance with the procedures set forth in Schedule "'2" hereto. USCP will provide all personnel and equipment necessary to meet its obligations hereunder.

         b. USCP will provide such dry packaging services and bundle wrapping of Hansen beverage products as may be requested by Hansen and in accordance with the procedures set forth in Schedule "2" hereto. The parties hereto acknowledge that USCP is not responsible for filling any beverage products in cans, bottles or other containers.

         c. USCP will case pack and hand load trucks with Hansen beverage products, all such loading to take place at the loading dock of the "Facility" (as defined herein).

2.       Compensation

         a. Hansen will compensate USCP in accordance with the terms set forth in Schedule "3" hereto for services rendered by USCP. Prices charged to Hansen by USCP will not increase during the first year of this agreement. Thereafter, prices may increase, but such increases shall be limited to actual increases in direct costs incurred by USCP. USCP shall provide reasonable support for any such increases to Hansen.

         b. After six (6) months from the inception of this Agreement, USCP will, in good faith, evaluate its costs of actual operations as compared to its estimated costs of operations at the commencement of this agreement and in the event of such actual costs being lower, it shall pass an appropriate price reduction onto Hansen. Such costs shall be determined on an ongoing basis and shall exclude costs incurred during the start up phase of the business.

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3.       Facility Lease and Related Expense

         a. Hansen will lease such industrial facilities as are necessary for USCP to discharge its services in accordance herewith. The parties contemplate that Hansen will lease a facility (the "Facility") of an appropriate size and which is estimated too be approximately 50,000 square feet. Hansen will be respon-sible for and pay the rent for such facility; provided, however, that if by agreement between the parties, a larger facility is leased by Hansen with a view to an agreed portion up to 10,000 square feet being utilized by USCP for its other business activities, then USCP shall be responsible to reim-burse Hanse for such excess area on the basis set out below and to the extent necessary USCP will sign an appropriate sublease on the same terms as the main lease mutatis mutandis, but for a period of 2 years and on the basis that Hansen shall be entitled to terminate such sublease on 60 days written notice at any time, in the event that such excess area is required for Hansen products.

         b. In the event of any portion of the Facility being subleased to USCP, then Hansen and USCP shall be responsible for the rent as follows. Hansen will make all payments due to the landlord (or the sublessor, as the case may be) for its lease of the Facility. USCP shall reimburse Hansen, on a monthly basis, for a portion of rent as follows:

                  Monthly Rent Reimbursement =

                  Monthly rent for the Facility x (area of the Facility occupied by USCP for its own business divided by total area of the Facility)

         c. All expenses associated with said lease and occupation of the facility including, but not limited to, utilities, insurance, repairs, maintenance and cleaning, will be paid by USCP. If so paid, Hansen will reimburse USCP its agreed share on demand or if paid by Hansen, USCP will reimburse Hansen on demand or Hansen will deduct it from any amounts owing, save and except for the following which shall be paid for by Hansen.

                  (i)      Alarm service

                  (ii) Insurance over Hansen Inventory, but not relating to the operations of USCP in the Facility

                  (iii) Hansen's pro rata share of the utilities attributable to that portion of the Facility that is utilized for storage of the products. It is specifically recorded that the electrical costs of operating any equipment for the activities of USCP shall be borne and paid for in full by USCP. USCP shall procure that such electricity costs are separately monitored.

         d. Hansen shall permit USCP to have exclusive use of the Facility for the purpose of providing services to Hansen in accordance herewith and as otherwise permitted under Section 3 (b) hereof, except that approximately 7,000 square feet of space will be set aside as office space for Hansen personnel.


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4.   Obligations of USCP.  USCP shall be liable to Hansen on an annual basis for any damage or loss of Hansen products in excess of $25,200.00 while in possession and control of USCP prior to delivery of such products to carriers (from and after which, USCP's responsibility for damage or loss of products shall cease), except to the extent that Hansen employees, independent contractors acting on behalf of Hansen (other than USCP) or agents of Hansen are responsible for any such damage or loss. USCP shall also be responsible for any other loss suffered by Hansen as a result of USCP's breach of its obligations hereunder, except to the extent that such loss is attributable to Hansen employees, independent contractors acting on behalf of Hansen (other than USCP) or agents of Hansen. Damage or loss shall be monitored on a monthly basis.

5.  Representations, Warranties and Covenants of Parties

          5.1 Representations and Warranties by Hansen. Hansen represents and warrants to, and agrees with USCP as follows:

                  a. Binding Agreement. This Agreement has been duly executed and delivered by Hansen and constitutes a valid and legally binding agreement of Hansen, enforceable in accordance its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and provided that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  b. Non-Contravention. The execution and delivery of this Agreement by Hansen and the consummation of the business matters contemplated thereby will not violate any provision of any mortgage, lien, lease, agreement, license or instrument to which Hansen (or any affiliate thereof) is a party.

          5.2 Representations and Warranties by USCP. USCP represents and warrants to, and agrees with, Hansen as follows:

                  a. Binding Agreement. This Agreement has been duly executed and delivered by USCP and constitutes a valid and legally binding agreement of USCP enforceable, in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and provided that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  b. Non-Contravention. The execution and delivery of this Agreement by USCP and the consummation of the business matters contemplated thereby will not violate any provision of any mortgage, lien, lease, agreement, license or instrument to which USCP (or and affiliate thereof) is a party.


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6.       Mutual Indemnification.

                  a. USCP shall be indemnified by Hansen for any loss suffered by USCP due to product liability claims, any negligence or reckless conduct of Hansen or its agents and independent contractors (other than USCP) or the breach of any obligation, representation, warranty or covenant of Hansen as contained herein.

                  b. Hansen shall be indemnified by USCP for any loss suffered by Hansen due to any negligence or reckless conduct of USCP or its independent contractors and agents or the breach of any obligation, representation, warranty or covenant of USCP as contained herein.

7.       Term; Termination Rights.

                  a. The term of this agreement shall be co-terminous with the initial period of the lease of the facility, but not less than two (2) years [("Term")]. This agreement shall be renewed annually thereafter (each such annual renewal constituting a "Renewal Term"), unless a party hereto gives the other not less than sixty (60) days prior written notice of its intention to terminate the agreement at the end of the then current Term or Renewal Term, as the case may be.

                  b. Notwithstanding Section 7(a), this Agreement may be terminated by Hansen prior to expiration of the Term in the vent that USCP fails to satisfy in material respects its duties or obligations hereunder with respect to Hansen beverage products on more than two percent (2.0%) of the bills of lading executed in any calendar month (a "Default" hereunder); provided, however, that USCP shall not be deemed to be in Default hereunder unless it is notified in writing by Hansen of the facts constituting a Default and such failure is not corrected with thirty (30) days of USCP's receipt of such notice, except that in no event shall Hansen be required to provide an oppor-tunity to cure with respect to more than one (1) Default in any consecutive twelve-month period.

                  c. Notwithstanding Section 7(a), this Agreement may be terminated by USCP prior to expiration of the Term in the event that Hansen fails to pay any amount due hereunder within ten (10) days of being notified by USCP in writing of Hansen's failure to make timely payment.

8.       Obligations in the Event of Termination.

                  a. In the event that this Agreement is terminated by Hansen prior to the expiration of the Term or the Renewal Term in accordance with the terms hereof, then Hansen shall have the right, but not the obliga-tion, to purchase and/or assume the lease of all (but not less than all) equipment used by USCP at the Facility for the purposes of repacking and handling of Hansen product. In the event that USCP owns equipment subject to purchase by Hansen in accordance herewith, the purchase price therefor shall be as mutually agreed to between the parties; provided, however, that if they do not agree, then the purchase price shall be determined by appraisal by Rabin Brothers Company. Hansen may assume a lease for equipment subject to acquisition by Hansen hereunder by assuming all payment obligations thereunder and indemnifying USCP for any claim of the lessor of such equipment.

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                  b.       In the event of any  termination  hereof,  each party
                           shall promptly return property belonging to the other.

9. Notices. Any notice, direction or instrument required or permitted to be given hereunder shall be given in writing by telegram, facsimile transmission or similar method if confirmed by mail as herein provided, by mail, if mailed postage prepaid, by certified mail, return receipt requested, or by hand delivery to any party at the address set forth below; and, if by telegram or facsimile transmission or similar method or hand delivery, shall be deemed to have been given or made on the day on which it is given, and if mailed, shall be deemed to have been given or made on the day the fifth business day following the day after which it was mailed. Any party, may, from time to time by like notice, give notice of any change of address, and in such event, the address of such parties shall be deemed to be changed accordingly. The address for each party is:

                  (a.)     If to Hansen:
                                            Mr. Hilton H. Schlosberg
                                            Vice Chairman
                                            Hansen Beverage Company
                                            2401 East Katella Avenue
                                            Anaheim, CA 92806

                           with a copy to:
                                            Mr. Tom Kelly
                                            Hansen Beverage Company
                                            2401 East Katella Avenue
                                            Anaheim, CA 92806


                  (b.)     If to USCP:
                                            Mr. David Williams
                                            President
                                            U.S. Continental Packaging
                                            1450 North Daly Street
                                            Anaheim, CA 92806

                           with a copy to:
                                            Daniel S. Latter
                                            2029 Century Park East
                                            Suite 400
                                            Los Angeles, CA 90067

10. Severability. In the event any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement, however, shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

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11.  Remedies Not  Exclusive.  Except as  otherwise  specifically  provided,  no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election by a party of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

12. Compliance with Laws. The consummation of the transactions hereunder shall be subject to compliance with all applicable laws.

13. Expenses. Each party shall be responsible for its own expenses, including legal and accounting fees, in connection with this Agreement and any subsequent matters pertaining to the transactions contemplated hereby.

14. Governing Law. This Agreement shall be interpreted in accordance with, and governed by, the internal substantive laws of the State of California, without regard to the choice of law rules thereof.

15. Attorney's Fees. If any action, arbitration or proceeding in contract or tort arising out of or relating to this Agreement is commenced by any party to this Agreement, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorney's fees, costs (including court costs) and expenses incurred in the action or proceeding by the prevailing party, along with any reasonable attorneys' fees, costs (including court cost) and expenses incurred to collect any amount awarded in connection with any such action or proceeding.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the making, performance, breach or interpretation thereof, shall be settled by binding arbitration in Orange County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then existing. Any claim concerning whether a particular matter or issue is subject to arbitration in accordance herewith shall also be so determined by arbitration. The arbitration shall be held before a single arbitrator. Any award by the AAA shall be final and binding between the parties; and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. All parties may pursue discovery in accordance with California Code of Civil Procedure Section 1283.05, the provisions of which are incorporated herein by reference, with the following exceptions: (i) the parties hereto may conduct all discovery, including depositions for discovery purposes, without leave of the arbitrator; and (ii) all discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty (120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause, the arbitrator extends or shortens that period. Any disputes relating to such discovery will be resolved by the arbitrator. The parties agree that in rendering an award, the arbitrator shall have no jurisdiction to consider evidence with respect to, or render any award or judgment for, punitive or exemplary damages or any other amount awarded for the purposes of imposing a penalty. The parties specifically waive any claims for punitive or exemplary damages or any other amount awarded for the purposes of imposing a penalty that arise out of or are related to this Agreement or the breach thereof, or the conduct of the parties in connection with this Agreement. The arbitrator shall have the power to award reasonable attorneys' fees and costs. Either party may submit the controversy or claim to arbitration.

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17.  No Assignment. USCP may not assign any of its rights or delegate any of its duties hereunder, without the prior written consent of Hansen, which consent may be withheld irrespective of the reason therefor; provided, however, that USCP may assign its duties and rights hereunder to a wholly owned subsidiary of USCP.

18. Entire Agreement; Amendment. This Agreement, including Exhibits, Schedules and other documents delivered pursuant to the terms hereof, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and such agreements supersede any and all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. This Agreement may not be altered, modified, amended, canceled, rescinded, discharged or terminated, except by an instrument in writing signed by all parties hereto.

19. Multiple Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20. Headings. The headings of this Agreement are included for purposes of convenience only, do not constitute a part hereof and shall not affect the construction or interpretation of any of the provisions hereof.

21. All Terms Material. The parties hereby expressly acknowledge and agree that each and every term and condition of this Agreement is of the essence of this Agreement, constitutes a material part of the bargained-for consideration without which this Agreement would not have been executed and is a material part of this Agreement.

Thank you for your execution and return to USCP of this binding Agreement. USCP looks forward to a long mutually beneficial relationship with Hansen.

                                            U.S. Continental Packaging, Inc.
                                            a California Corporation

                                            By: ______________________________
                                                David L. Williams, President

ACCEPTED AND AGREED TO THIS
_______ DAY OF APRIL, 1997


By: ______________________________
Hilton H. Schlosberg, Vice Chairman
Hansen Beverage Company

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                                   SCHEDULE 1
                                  "TERRITORY"

The "TERRITORY" consists of the following areas:

A. State of California - If during the term of this Agreement, Hansen requires a primary repacking and bundling facility in North California, it shall grant a right of first refusal to USCP to establish and manage such facility in Northern California and perform the necessary services contemplated with respect to Hansen Beverage products; provided that its prices are at least as low as or lower than and its terms of business are at least as or more favorable to Hansen than, those offered by any competitor and are consistent with the terms of this Agreement. USCP shall be given fourteen (14) days within which to match or better any competitor's offer.

B.       The State of Arizona

C.       The State of Nevada



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